Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

OppFi Inc.
(Exact Name of registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share (“Common Stock”), to be issued under the Equity Incentive Plan	Rules 457(c) and (h)	5,537,452(3)	$3.20	$17,719,846.40	0.00014760	$2,615.45
Equity	Common Stock to be issued under the ESPP	Rules 457(c) and (h)	188,508(4)	$3.20	$603,225.60	0.00014760	$89.04
Total Offering Amounts					$18,323,072.00		$2,704.49
Total Fee Offsets(5)							$0.00
Net Fee Due							$2,704.49

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock of OppFi Inc. (the “Registrant”) which become issuable under the OppFi Inc. 2021 Equity Incentive Plan, as amended (the “Equity Incentive Plan”), and the OppFi Inc. 2021 Employee Stock Purchase Plan (the “ESPP”, and together with the Equity Incentive Plan, the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act on the basis of the average of the high and low price of a share of Common Stock as reported by The New York Stock Exchange on August 5, 2024.
(3)	Consists of 5,537,452 additional shares of Common Stock that were automatically added to the shares authorized for issuance under the Equity Incentive Plan pursuant to an annual “evergreen” increase provision contained in the Equity Incentive Plan. If any awards under the Equity Incentive Plan expire or are forfeited, cancelled or terminated without issuance of the underlying shares of Common Stock, or if any award is settled for cash, repurchased, or if shares of Common Stock underlying such award are withheld for tax withholding obligations or as consideration for the exercise of a stock option, such shares of Common Stock, shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for delivery with respect to awards under the Equity Incentive Plan.
(4)	Consists of 188,508 additional shares of Common Stock that were automatically added to the shares authorized for issuance under the ESPP pursuant to an annual “evergreen” increase provision contained in the ESPP.
(5)	The Registrant does not have any fee offsets.